Datascension Inc. 				    A Market Research Company
6330 McLeod Drive, Suite 1				Stock Symbol DTSN
Las Vegas, Nevada 89120				      www.datascension.com


                               October 22, 2004

The Depository Trust & Clearing Corporation (DTCC)
55 Water Street
New York, NY 10041
Tel : (212) 855-5489 and 212-855-5486
Fax : (212) 855-5488

       Attn :Mr. Joe Clark and Mr. Mike Ash
             Announcement Division

RE : AMENDMENT TO BYLAWS

Dear Mr. Clark and Mr. Ash,

We are sending this letter per our conversations with the reorganization department related to the above referenced change. I have used the same format required by the NASDAQ.

   1. Please indicate the effective date of the transaction if other than the filing date.

The effective date is Monday, October 25, 2004.

   2. Please state whether shareholder approval is required and if the majority approved the transaction. Please provide an explanation if shareholder approval is not required.

State law did not require shareholder approval; however, the majority of shareholders approved the transaction in any event.

   3.  Please specify the ratio and effective date of the stock split.
          - If there is not a split concurrent with a name change please indicate in your correspondence.

There is no stock split related to this transaction.

   4.  Please provide Transfer Agent contact information.

             Attn.  Sally Flaucher
             Transfer Online, Inc.
             317 SW Alder Street, 2nd Floor
             Portland, OR 97204
             [P] 503.227.2950 [F] 503.227.6874

We have amended our corporate bylaws related to the following:

       ARTICLE VI - CERTIFICATES FOR SHARES AND THEIR TRANSFER

       1.  FORM; SIGNATURE.

       The certificates for shares of the Corporation shall be in such form as shall be determined by the Board and shall be numbered consecutively and entered in the books of the Corporation as they are issued. Each certificate shall exhibit the registered holder's name and the number and class of shares, and shall be signed by the Chairman, if elected, President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and shall bear the seal of the Corporation, or a facsimile thereof. Where any such certificate is countersigned by a transfer agent, or registered by a registrar, the signature of any such officer may be a facsimile signature. In case any officer who signed, or whose facsimile signature or signatures were placed on any such certificate shall have ceased to be such officer before such certificate is issued, it may nevertheless be issued by the Corporation with the same effect as if he were such officer at the date of issue.

       2.  LOST CERTIFICATES.

       The Board may direct a new share certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

       3.  TRANSFER OF SHARES.

       Upon surrender to the Corporation or any transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation or such transfer agent to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

       4.  REGISTERED SHAREHOLDERS.

       Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends or other distributions, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or legal claim to or interest in such share or shares on the part of any other person.

Please contact me at 702-262-2061, ext. 232 if you have any questions about this or any other matter.

      Best regards,
      Datascension Inc.

      /s/ Murray N. Conradie
      -------------------------
      Murray N. Conradie
      President/CEO